Exhibit 10.42

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), by and between Ambac Assurance Corporation, a Wisconsin corporation (the “Company”), and Robert Eisman (the “Employee”), is dated as of February 10, 2012 (the “Effective Date”).

WHEREAS, the Company and the Employee wish to enter into an agreement setting forth certain terms and conditions of the Employee’s continued employment with the Company.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1. Salary. Subject to the Employee’s continued employment, during the period beginning on the Effective Date and ending on March 31, 2013, the Employee’s base salary shall be $500,000 or such higher amount to which such salary may be adjusted prior to March 31, 2013 (the “Base Salary Amount”).

2. Termination Payments.

(a) Termination Payments. In the event of the Employee’s termination of employment by the Company prior to March 31, 2013 for any reason other than pursuant to Section 2(b), the Employee shall be entitled to the following termination payments (the “Termination Payments”):

(i)	the Company shall pay the Employee a termination payment in an amount equal to the Base Salary Amount in a single lump sum on a scheduled payroll date that occurs within sixty (60) days of the date of such termination; and

(ii)	if the Employee elects to continue coverage under the Company’s group health plans in accordance with the COBRA continuation coverage requirements (where applicable), the Company will reimburse the Employee for the portion of the premiums for COBRA coverage paid by the Employee during the first 12 months of COBRA coverage following the date the Employee’s employment terminates, with the portion of the premiums to be paid by the Company being the same as the amount paid by the Company for the same group health insurance coverage for active employees; provided, that the Company receives proof of payment for the monthly COBRA premiums within thirty (30) days from the date such premium is due; and provided, further, that if COBRA is not applicable, the Company may, subject to the approval of the insurer and the scheme rules in effect from time to time, continue to provide coverage for the Employee under the private medical insurance plan (if any) in which the Employee participates immediately prior to the date the Employee’s employment terminates for a period of three months following the date the Employee’s employment terminates;

provided, however, that the Company will require that, prior to payment of any portion of the Termination Payments, the Employee shall within sixty (60) days following the Employee’s termination of employment have executed with all periods of revocation expired a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company.

(b) Termination by the Company for Cause. If the Employee’s employment is terminated by the Company for Cause, then no Termination Payments shall be paid. “Cause” means (i) any act or omission by the Employee resulting or intended to result in personal gain at the expense of the Company or any of its affiliates; (ii) the improper disclosure by the Employee of proprietary or confidential information or trade secrets of the Company or any of its affiliates; or (iii) misconduct by the Employee, including, but not limited to, fraud, intentional violation of or negligent disregard for the rules and procedures of the Company or its affiliates (including a violation of the business code of conduct), theft, violent acts or threats of violence, or possession of controlled substances on the property of the Company or any of its affiliates. The determination of whether Cause exists shall be made by the Company in its sole and absolute discretion.

(c) Termination by the Employee. If the Employee voluntarily terminates the Employee’s employment for any reason, then no Termination Payments shall be paid.

3. No Other Termination Payments; Severance Pay Plan. The Employee is not eligible to participate in the Ambac Severance Pay Plan during the term of this agreement, and the payments provided for in this Agreement shall be the only payments to which the Employee is entitled upon a termination of employment. Upon the expiration of the term of this agreement, the Employee shall become eligible to participate in the Ambac Severance Pay Plan if such Plan would otherwise then cover such Employee.

4. Notice of Resignation. Given the strategic importance of the position the Employee holds and irreparable harm to the Company and its business opportunities that the Employee’s abrupt resignation or other voluntary departure would likely cause, in consideration of the compensation commitments set forth in Section 2 of this Agreement, the Employee agrees to provide the Company with thirty (30) days prior written notice of resignation, retirement or other voluntary termination of the Employee’s employment. The Employee also agrees that because the Employee’s services will be personal and unique and because the Employee will have access to and will be acquainted with Company confidential information, to the fullest extent permitted by law, this notice provision will be enforceable by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights or remedies that the Company may have for breach of this notice provision. The Company reserves the right to exercise its discretion with respect to the duration of this notice period (or any portion of the notice period) but not to extend the applicable notice period beyond the period specified, to change or remove any of the Employee’s duties, and/or require the Employee to remain away from the Company’s premises, and/or take such other action as determined by the Company to aid and assist in the transition process associated with the Employee’s departure. During this notice period the Employee must continue to act in a manner consistent with the Employee’s obligations as a Company employee, including but not limited to the Employee’s duty of loyalty. The Employee understands and agrees that during the thirty (30) day period after the Employee provides the Company with written notice of resignation, the Employee remains an employee of the Company and is not free to begin employment with another company, absent the Company’s authorized and written consent. The Company also retains the discretion to waive the notice period (or any portion of the notice period) and consider the Employee’s resignation effective immediately, or some date prior to the end of the notice period. In this instance, the Company will continue to pay the Employee’s then current Base Salary Amount for the entire notice period (not to exceed the applicable notice period) pursuant to its regular payroll practices.

5. Miscellaneous.

(a) No Right of Continued Employment. Nothing in this Agreement shall confer upon the Employee any right to continue as an employee of the Company or any of its affiliates or to interfere in any way with any right of the Company to terminate the Employee’s employment at any time. This Agreement does not create a guarantee to the Employee of any compensation or benefits, including without limitation, any bonus payment, other than the amounts specified in this Agreement.

(b) Withholding. All amounts paid to the Employee under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law. The Employee shall be solely responsible for the payment of all taxes imposed on the Employee relating to the payment or provision of any amounts or benefits hereunder.

(c) Governing Law. This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York.

6. 409A. If the Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder (“Section 409A”), then if any payments due upon a “separation from service” within the meaning of 409A would be considered “deferred compensation” under Section 409A, all payments of such amounts shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following the Employee’s separation from service.

The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A.

7. Termination. Unless the Employee’s employment shall terminate prior to March 31, 2013, this Agreement shall terminate on March 31, 2013. Subsequent to that date, the Employee’s employment shall continue to be “at will” and will be subject to such terms and conditions as determined by the Company in its discretion.

IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the date first written above.

AMBAC ASSURANCE CORPORATION

/s/ Michael Reilly
Name: Michael Reilly
Title: Chief Administrative Officer

/s/ Robert Eisman
Robert Eisman

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